Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the date below, by and between NOVASTAR FINANCIAL, INC. (the “EMPLOYER”) and Mike Bamburg (the “EMPLOYEE”). The EMPLOYER hereby agrees to employ EMPLOYEE and EMPLOYEE hereby accepts employment upon the terms and conditions set forth below.

1.	EMPLOYMENT BY THE COMPANY

EMPLOYEE shall be employed by the EMPLOYER in the position of Executive Vice-President and Chief Investment Officer, hereinafter referred to as “EVP, Chief Investment Officer”. EMPLOYEE shall be responsible to direct and control all corporate portfolio activity with final authority on portfolio policies and procedures as well as other duties/territories, which shall be assigned at the sole discretion of the EMPLOYER. Reports to the Chief Executive Officer.

EMPLOYEE warrants and agrees that he/she has the skill, aptitude, and ability to perform the services for which he/she is being employed, and that he/she will adhere to the standards of performance for the fulfillment of those duties, which EMPLOYER shall in its discretion from time to time prescribe. EMPLOYEE represents that he/she has not entered into any agreements which are effective at the time of execution of this Agreement which would prevent him/her from performing his/her duties as EVP-Chief Investment Officer, including but not limited to, any non-competition or non-disclosure agreement with former employers.

EMPLOYEE hereby agrees that he/she will devote all of his/her working time and attention and give his/her diligent effort and skill exclusively to the business and interests of EMPLOYER, and that he/she will perform such services, as may from time to time be assigned to him/her, and shall do his/her utmost to further enhance and develop the best interests and welfare of the EMPLOYER in all respects. EMPLOYEE agrees that he/she will give full attention and fully comply with the rules and procedures as may from time to time be promulgated by EMPLOYER in its sole discretion.

1

EMPLOYEE shall not, without prior written consent of the EMPLOYER, at any time during the term of this Agreement: (a) accept employment with, or render services of a business, professional or commercial nature to any person other than the EMPLOYER; (b) engage in, own or provide financial or other assistance to any person, venture or activity which the EMPLOYER may in good faith consider to be competitive with or adverse to the EMPLOYER, whether directly or indirectly, alone or with any other person as a principle, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or (c) engage in any venture or activity which the Officers or the Board of Directors of the EMPLOYER may in good faith consider to interfere with EMPLOYEE’S performance of his duties.

2.	COMPENSATION
A.

Base Salary. The EMPLOYER agrees to pay EMPLOYEE an annual base salary of $414,400.00. Base salary is payable in equal bi-weekly installments or at such other time or times as the EMPLOYER’S policies and practices provide. EMPLOYEE will be eligible to receive annual salary increases during the term of this Agreement at the sole discretion of the EMPLOYER. Any such increases shall automatically become part of this Agreement and shall not alter any other terms of this Agreement.

B.

Performance Bonus. EMPLOYEE shall be eligible to receive a performance bonus, hereinafter referred to as “Bonus,” with a target of up to 100% of base salary (pro-rata over the portion of year employed), not to exceed 200% of base salary, based upon predetermined goals approved by NovaStar’s Compensation Committee.

C.

Benefits. EMPLOYEE shall be entitled to participate in any benefit programs adopted from time to time by EMPLOYER for the benefit of its employees at an appropriate level for the duties of EMPLOYEE, and EMPLOYEE shall be entitled to receive such other fringe benefits as may be granted from time to time by the EMPLOYER’S Board of Directors or its Compensation Committee for the benefit of its employees and/or employees at an appropriate level of duties of EMPLOYEE. EMPLOYEE shall be entitled to participate in any benefits plans available to other executive employees of EMPLOYER at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans. Separate written descriptions of available benefits will be provided from time to time, and the EMPLOYER reserves, in its sole and absolute discretion, the right to modify these benefits in whole or in part at any time.

2

D.	Vacation. EMPLOYEE shall be entitled to four (4) weeks of paid vacation on an annual basis, with such vacation to be accrued and taken in accordance with EMPLOYER’S standard vacation policies.
E.

Business Expenses. EMPLOYER shall reimburse EMPLOYEE for any and all necessary, customary and usual expenses, properly receipted in accordance with EMPLOYER’S policies and procedures, incurred by EMPLOYEE on behalf of EMPLOYER.

F.

Options and Restricted Stock. Company Stock Options and/or restricted stock, may from time to time be offered to Company Executives. Such offerings shall be governed by a separate document and the decision to offer options or restricted stock is at the sole discretion of EMPLOYER.

3.	AT WILL EMPLOYMENT

EMPLOYEE and EMPLOYER acknowledge that there is no agreement, express or implied, between them for any specified term or period of employment, nor for continuing or long-term employment. The employment relationship between EMPLOYEE and EMPLOYER is completely and, in all respects, at-will. Either EMPLOYEE or EMPLOYER has the absolute right to terminate the employment relationship, at any time, with or without cause, for any reason or no reason and no reason need be given. The fact that other sections of this Agreement provide differential post-termination benefits to EMPLOYEE on the basis of whether EMPLOYEE is termination With Cause or Without Cause, as defined, below, does not undermine the at-will nature of the employment relationship. This is the entire agreement between EMPLOYEE and EMPLOYER regarding the matters set forth in this paragraph.

4.	TERMINATION OF EMPLOYMENT BY EMPLOYER

Termination For Cause. For purposes of this Agreement, Termination for Cause shall mean the existence of or a belief by the EMPLOYER in the existence of facts which constitute a basis for termination of employee’s employment in view of relevant factors and circumstances, which may include, but are not limited to, EMPLOYEE’S duties, responsibilities, conduct on the job or otherwise, job performance, and employment record. Acts or omissions which could constitute a basis for termination for Cause include, but are not limited to:

(a)	Breach of any of the terms of this Agreement;
(b)

Failure to perform duties in accordance with the standards from time to time established by the EMPLOYER or conduct which the EMPLOYER determines may impair or tend to impair the integrity of the EMPLOYER, including but not limited to:

3

(1)	Insubordination;
(2)	Gross misconduct;
(3)	Theft, Misappropriation or Embezzlement;
(4)	Dishonesty;
(5)	Neglect in performance of or failure to attend to the performance of duties;
(6)	Employee’s breach of fiduciary duty;
(7)

Any inaccurate, incomplete, or misleading oral or written statements made by the EMPLOYEE at any time, including but not limited to, any such statements in interviews, resumes, curriculum vitae, job application, or other related oral or written communications; and

(c)	Any act or omission, which is inconsistent with the business interests of the EMPLOYER.

Termination for Death of Disability. EMPLOYEE’S employment may be terminated by EMPLOYER upon the death or disability of EMPLOYEE, consistent with any rights or obligations of the EMPLOYER and EMPLOYEE under the Americans with Disabilities Act, or any other applicable constitutional provision or statute;

Termination Without Cause. EMPLOYEE’S employment may be terminated by EMPLOYER without cause at any time and at its sole discretion.

5.	TERMINATION OF EMPLOYMENT BY EMPLOYEE FOR GOOD REASON.

The EMPLOYEE shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the EMPLOYEE’S written consent, of any one or more of the following events:

(a)

A reduction in title and/or compensation of the EMPLOYEE or the assignment of duties to the EMPLOYEE not consistent with those of an executive of the Company, except in connection with the Company’s termination of the EMPLOYEE’S employment for Cause pursuant to Section 4 or as otherwise expressly contemplated herein;

(b)

The Company’s material breach of any of the provisions of this Agreement, including, but not limited to, a reduction by the Company in the EMPLOYEE’S Base Salary in effect as of the Effective Date; or a material change in the conditions of the EMPLOYEE’S employment; or

(c)

The relocation of the Company’s principal executive offices to a location more than fifty (50) miles from its location as of the Effective Date or the Company’s requiring the EMPLOYEE to be based anywhere other than the Company’s principal executive offices, except for

4

requiring travel on the Company’s business to an extent substantially consistent with the EMPLOYEE’S duties hereunder.

The EMPLOYEE agrees to provide the Company with thirty (30) days’ prior written notice of any termination for Good Reason.

6.	TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT BY EMPLOYER FOR CAUSE OR BY EMPLOYEE WITHOUT GOOD REASON.

Salary Continuation. EMPLOYEE is not entitled to any continuation of salary or other base pay if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his/her employment.

Incentive Pay. EMPLOYEE is not entitled to Incentive Pay if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his/her employment.

Health Benefits. EMPLOYEE is entitled to continue Health Benefits coverage pursuant to the terms of COBRA if EMPLOYEE is either terminated by EMPLOYER for Cause or if EMPLOYEE resigns his/her employment.

Stock Options and Restricted Stock. The vesting period ceases immediately upon EMPLOYEE’S termination by EMPLOYER for Cause or if EMPLOYEE resigns his/her employment. The provisions of the Stock Option Agreement will otherwise be controlling.

7.	TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT BY EMPLOYER AFTER CHANGE IN CONTROL OTHER THAN FOR CAUSE, OR BY EMPLOYEE FOR GOOD REASON

If the EMPLOYEE’S employment shall be terminated after a Change in Control as defined by Section 10, (a) by the Company other than for Cause, or (b) by the EMPLOYEE for Good Reason, the EMPLOYEE shall be entitled to the following benefits:

Severance Payment. EMPLOYEE shall be paid an amount equal to three times the Executive’s combined current year Base Salary and actual Bonus compensation for the preceding fiscal year; provided, however, the severance amount shall not be less than Five Hundred Thousand Dollars ($500,000.00) nor more (once the minimum is reached, than one percent (1.0%) of the book value of the Company (i.e., the amount reported on the Company’s balance sheet prepared in accordance with generally accepted accounting principles as stockholder’s equity). The severance payment shall be paid in a single lump sum (i) as soon as possible in event EMPLOYEE’S employment shall be terminated by the EMPLOYER other than for Cause or (ii) six months following EMPLOYEE’S termination of employment due to Good Reason.

5

Health Benefits. EMPLOYEE is entitled to continue Health Benefits coverage pursuant to the terms of COBRA if EMPLOYEE is either terminated by EMPLOYER after a Change in Control or if EMPLOYEE terminates employment with Good Reason.

Stock Options and Restricted Stock. Vesting will accelerate to the date of termination. In other words, after a Change in Control, if EMPLOYEE is either terminated by EMPLOYER, other than for Cause, or if EMPLOYEE terminates employment with Good Reason, EMPLOYEE shall immediately be vested with all stock options and restricted stock awarded by the Company which have not been exercised prior to the termination date. The provisions of the Stock Option Agreement will otherwise be controlling.

Section 280G Adjustments. In the event that the severance payment and all other benefits provided for in this Agreement or otherwise payable to the EMPLOYEE (excluding for this purpose any payments that may be made under this paragraph) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the EMPLOYER shall pay to the EMPLOYEE, at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the EMPLOYEE, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this paragraph and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this paragraph, shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the EMPLOYEE shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

6

Unless the EMPLOYER and the EMPLOYEE otherwise agree in writing, the determination of the EMPLOYEE’s Excise Tax liability and the amount required to be paid pursuant to the foregoing shall be made promptly in writing by the EMPLOYER’s independent public accountants or such other tax experts as reasonably agreed to by the EMPLOYER and the EMPLOYEE (the “Accountants”) and such amount shall be paid to the EMPLOYEE promptly, but not before 10 days after such determination. In the event that the Excise Tax incurred by the EMPLOYEE is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the EMPLOYER and the EMPLOYEE agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party. For purposes of making the foregoing calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. The EMPLOYER and the EMPLOYEE shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make such determination. The EMPLOYER shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. For purposes of the computations herein, the Accountants shall assume that the EMPLOYEE’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, the EMPLOYEE shall permit the EMPLOYER to control the issues related to the Excise Tax (at the EMPLOYER’s expense), provided that such issues do not potentially adversely affect the EMPLOYEE. In the event issues are interrelated, the EMPLOYEE and the EMPLOYER shall in good faith cooperate so as to not jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the EMPLOYEE shall permit the representative of the EMPLOYER to accompany the EMPLOYEE and the EMPLOYEE and the EMPLOYEE’s representative shall cooperate with the EMPLOYER and its representative.

8.	TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION BY EMPLOYER FOR DEATH OR DISABILITY

Salary Continuation. EMPLOYEE is not entitled to any continuation of salary or other base pay if EMPLOYEE is terminated by EMPLOYER due to EMPLOYEE’S death or disability.

Incentive Pay. EMPLOYEE is not entitled to Incentive Pay if EMPLOYEE is terminated by EMPLOYER due to EMPLOYEE’S death or disability.

7

Health Benefits. EMPLOYEE (or EMPLOYEE’S family) is entitled to continue Health Benefits coverage pursuant to the terms of COBRA if EMPLOYEE is terminated by EMPLOYER due to death or disability.

Stock Options and Restricted Stock. The vesting period continues without acceleration upon EMPLOYEE’S termination by EMPLOYER due to disability. All stock options and restricted stock shall immediately and completely vest upon EMPLOYEE’S termination due to death. The provisions of the Stock Option Agreement will otherwise be controlling.

9.	TREATMENT OF COMPENSATION AND BENEFITS UPON TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON.

Consultancy Agreement. In the event EMPLOYEE is terminated without Cause or by EMPLOYEE for GOOD REASON, EMPLOYEE and EMPLOYER shall immediately enter into an independent contractor/consultant agreement pursuant to which EMPLOYEE shall receive pay in an amount equal to twelve (12) months base salary only (hereinafter “Consultancy Pay”) in exchange for consulting services. The term of the consultancy will be for 12 months after the date of EMPLOYEE’S termination (“Consulting Period”). EMPLOYEE agrees to make himself or herself available to EMPLOYER for up to ten (10) hours per week, whether by telephone, e-mail, or in person, on an as-needed basis to consult with respect to matters that were within EMPLOYEE’S job description during the course of EMPLOYEE’S employment. EMPLOYEE agrees to respond promptly, reasonably and cooperatively to EMPLOYER’S requests for assistance. Barring special circumstances, the consulting hours shall not be cumulative; accordingly, hours not used within a given week will be waived by the EMPLOYER, but EMPLOYEE will receive his or her full pay under this paragraph. However, EMPLOYER reserves the right to require EMPLOYEE to provide more than ten (10) hours of service per week in the event that special circumstances arise in which EMPLOYEE’S unique assistance is required by EMPLOYER. (Examples of special circumstances include, but are not limited to assistance in litigation or responding to government inquiries). In order to protect EMPLOYER’S confidential and trade secret information from use or disclosure to a party other than the EMPLOYER, and to enable the Company to be able to obtain the benefits of EMPLOYEE’S consulting obligations hereunder, EMPLOYEE agrees that so long as he is accepting Consultancy Pay pursuant to this section, he (a) will not accept employment or consulting work in any capacity with any competitor of EMPLOYER; and (b) will continue to abide by the provisions of paragraphs 8, and 9, below. In the event that EMPLOYEE accepts subsequent employment or other consulting work within the Consulting Period, EMPLOYEE will be required to spend no more than five (5) hours per week consulting with EMPLOYER. EMPLOYEE understands that this a material term of this Agreement.

8

Incentive Pay. In the event EMPLOYEE is terminated without Cause, EMPLOYEE, at EMPLOYER’S discretion, shall be entitled to Incentive Pay in an amount equal to the pro-rata portion of incentive pay for the period of employment beginning January 1st of the year in which the termination occurs and ending the date of termination. The full amount, at EMPLOYER’S discretion, of pro-rated Incentive Pay will be paid to EMPLOYEE in one lump sum payment made within thirty (30) days after the EMPLOYEE’S termination date.

Health Benefits. EMPLOYEE is entitled to continue Health Benefits coverage pursuant to the terms of COBRA if EMPLOYEE is terminated by EMPLOYER without cause.

Stock Options and Restricted Stock. The vesting period for the year in which the termination occurs will accelerate to the date of termination. In other words, upon termination without cause, EMPLOYEE shall immediately be vested with all stock options and restricted stock that would have been vested at the end of the year in which the termination occurred. All other vesting ceases upon termination. The provisions of the Stock Option Agreement will otherwise be controlling.

10.	CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.
(a)

Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company; any trustee or other fiduciary holding securities under an Executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company (not including securities beneficially owned by such person, any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of the Company’s then outstanding securities; or

9

(b)

During any period of two consecutive years (not including any period prior to the execution of the Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

(c)

The shareholders of the Company approve a merger or consolidation of the Company with another corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)	The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
11.	NON-COMPETITION PROVISION

During Employment. EMPLOYEE agrees that during his/her employment by EMPLOYER he/she will not engage directly or indirectly in any location within the United States, in any business of the same or similar nature to the business of EMPLOYER or any business in which EMPLOYER is engaged in developing, nor will EMPLOYEE participate directly or indirectly in the ownership or management of any enterprise engaged in such a business within the United States, including ownership or management as defined by the Sarbanes-Oxley Act of 2002. This provision acts in concert with Section 1, Employment by Company, which requires EMPLOYEE to devote all of EMPLOYEE’S effort and skill exclusively to EMPLOYER.

10

Upon Termination of Employment. EMPLOYEE agrees that he/she will not seek or accept employment with any business in direct competition with EMPLOYER for a period of one year after termination of the employment relationship, anywhere in the United States. EMPLOYEE further agrees that for a period of one year, he/she will neither contact nor solicit business from any employee, customer or independent contractor, past, present or future, of the EMPLOYER.

12.	NON-INTERFERENCE AND NON-SOLICITATION PROVISION

EMPLOYEE agrees that during the term of his/her employment with EMPLOYER and for a period of one (1) year after termination of employment with EMPLOYER for any reason: (1) EMPLOYEE shall not either directly or indirectly interfere with the business of EMPLOYER or any of its subsidiaries or affiliates; and (2) EMPLOYEE shall not directly or indirectly solicit any of EMPLOYER’S employees to leave EMPLOYER and/or to work for another employer or business, whether or not the solicited employee would commit any breach of his or her own employment terms by leaving the service of the EMPLOYER. Thus, EMPLOYEE agrees that he/she will not either directly or indirectly initiate any communications or direct others to initiate any communications with EMPLOYER’S employees regarding the possibility of employment elsewhere during the term of this non-solicitation provision.

13.	CONFIDENTIALITY/TRADE SECRET PROVISION

EMPLOYER has created, developed, and adopted confidential, proprietary and/or trade secret information. Additionally, EMPLOYER has entered into agreements with third parties whereby these third parties produce confidential, proprietary and/or trade secret information for EMPLOYER. Such information has independent actual or potential economic value from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is not readily available or independently ascertainable through any source other than EMPLOYER. Such information is subject to reasonable efforts to maintain its secrecy.

11

The trade secrets of EMPLOYER include, but are not limited to, EMPLOYER’S lending policies and procedures, contracts and agreements with lenders, investors, and other clients (“Clients”), information regarding the Clients (including but not limited to Client Lists and potential Client Lists), loan applicants, borrowers and other customers, budgets, forecasts, financial statements, broker lists, client contracts, the particular needs of each client and broker, the manner in which business is conducted with each client and broker, records, sales techniques, methods of data processing, forecasts, information concerning employees and their salaries, performance and personnel file information, and various financial information of EMPLOYER. EMPLOYEE further understands and agrees that any and all of the above produced or used by EMPLOYEE during the period of employment belongs to EMPLOYER and not to EMPLOYEE.

In recognition that the business of EMPLOYER and the nature of EMPLOYEE’S work will require EMPLOYEE to have access to confidential, proprietary, and/or trade secret information of EMPLOYER and/or its clients which, if disclosed in an unauthorized manner, could be highly prejudicial to EMPLOYER and/or its clients:

1.

EMPLOYEE agrees not to disclose in any manner any confidential, proprietary, and/or trade secret information, either directly or indirectly, either during employment with EMPLOYER or following termination of employment, except as required in the course of employment with EMPLOYER.

2.

EMPLOYEE agrees to take all precautions reasonably necessary to prevent the unauthorized use, disclosure, or dissemination of confidential proprietary, and/or trade secret information either during employment with EMPLOYER or following termination of employment.

3.

Upon termination, EMPLOYEE will immediately turn over to EMPLOYER all confidential, proprietary, and/or trade secret documents, lists and records, or other writings or personal property relating to the business of the EMPLOYER in any manner obtained during the term of employment. EMPLOYEE hereby agrees and understands that all loans, loan files, loan documentation, client lists and potential client lists are the possession and property of EMPLOYER. Upon termination, EMPLOYEE shall cease using, shall immediately return, and shall not misappropriate or use any loans, loan files, loan documentation, client lists or potential client lists. In addition, upon termination, EMPLOYEE shall leave in possession of EMPLOYER all equipment, furniture and supplies owned or leased by EMPLOYER.

12

EMPLOYEE recognizes and acknowledges that none of the above provisions or EMPLOYER’S exercise of any rights thereunder shall limit the rights of EMPLOYER under applicable statutes and common law rules regarding trade secrets, including, without limitation, the Uniform Trade Secrets Act.

14.	ASSIGNMENT; SUCCESSORS

The rights, which accrue to the EMPLOYER under this Agreement, shall pass to its successors and assigns. EMPLOYEE may not assign any right under this Agreement with respect to the employment relationship, commencement, and termination of the employment relationship.

15.	ENTIRE AGREEMENT BETWEEN THE PARTIES

This Agreement constitutes the entire agreement (“Entire Agreement”) of the parties and supersedes any prior or contemporaneous agreement by and between the parties, except Stock Option Agreements as discussed herein. The Entire Agreement can be modified only by a written instrument executed by EMPLOYEE and EMPLOYER’S President, on behalf of the EMPLOYER. Section Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16.	SEVERABILITY

In the event that one or more of the paragraphs contained herein are held to be invalid by a court of competent jurisdiction, the remainder of the contract will continue in full force and effect.

17.	GOVERNING LAW

This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Missouri.

13

18.	ARBITRATION PROVISION

Any controversy, dispute or claim (“Claim”) whatsoever between EMPLOYEE on the one hand, and EMPLOYER, or any of its employees, officers, and agents (collectively “COMPANY PARTIES”) on the other hand, including but not limited to any dispute about the validity, interpretation, effect or alleged violation of this Agreement, must be settled by binding arbitration, at the request of either party, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association or other similar organization in the County and State in which EMPLOYEE is employed. The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other governmental law, statute, regulations, or ordinance, except for claims for worker’s compensation or unemployment insurance benefits.

The Arbitrator shall apply the chosen State’s applicable substantive law and Evidence Code to the proceeding. The arbitration shall take place in the County and State in which EMPLOYEE is or was employed by EMPLOYER. The parties shall be entitled to conduct discovery. The Arbitrator shall prepare in writing and provide to the parties a decision and award, which includes factual findings and the reasons upon which the decision is based. The decision of the Arbitrator shall be binding and conclusive on the parties and unreviewable for error of law or legal reasoning of any kind, except as otherwise required by law. Judgment upon the award rendered by the Arbitrator may be entered in any court having proper jurisdiction. The fees for the Arbitrator shall be paid by the EMPLOYER. Each party shall bear its or his/her own fees and costs incurred in connection with the Arbitration, except for any attorneys’ fees or costs, which are awarded to a party by the Arbitrator pursuant to statute or contract which provides for recovery of such fees and/or costs from the other party.

The Arbitration agreement between EMPLOYEE and EMPLOYER Parties constitutes the entire agreement between the parties with respect to the matters referenced herein. This Arbitration agreement can be modified only by a written instrument executed by the EMPLOYEE and the current President of the EMPLOYER.

Both the EMPLOYER and the EMPLOYEE understand and agree that by using arbitration to resolve any Claims between them or any or all of the EMPLOYER Parties they are giving up any right that they may have to a judge or jury trial with regard to those Claims. Both EMPLOYER and EMPLOYEE understand and agree that each is entering into this Agreement voluntarily.

14

19.	ATTORNEY’S FEES

The prevailing party in any action or dispute between EMPLOYER and EMPLOYEE shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which the prevailing party may be entitled.

20.	WAIVER; MODIFICATION

Failure to insist upon compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver of or relinquishment of such right or power at any other time or times.

21.	NEGOTIATION

The parties warrant and agree that the terms of this Agreement were the subject of negotiations between them. EMPLOYEE acknowledges that he/she has read this Agreement and has had full opportunity to seek independent legal advice before signing it.

22.	CODE SECTION 409A

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder. Notwithstanding any provision of the Agreement to the contrary, the EMPLOYER may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the EMPLOYER determines is necessary or appropriate to exempt any benefits under the Agreement from Section 409A of the Code and/or to preserve the intended tax treatment of the benefits provided hereunder, and/or to comply with the requirements of Section 409A and related U.S. Treasury guidance.

15

EMPLOYEE

Date:	March 23, 2007		/s/ Mike Bamburg
Mike Bamburg

NOVASTAR FINANCIAL, INC.

Date:	March 23, 2007	By	/s/ Scott Hartman
Scott Hartman
Chairman and Chief Executive Officer

16